January 10, 2005

Contact:

Robert L. LaPenta, Jr.
Vice President and Chief Accounting Officer
Tel: 609-387-7800, ext. 1216

BURLINGTON COAT FACTORY DECLARES SPECIAL DIVIDEND and CALLS SPECIAL MEETING OF STOCKHOLDERS

Burlington, New Jersey - Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the "Company"), (NYSE: BCF), announced today that its Board of Directors ("Board") has declared a special dividend of $0.56 per share of Common Stock, $1.00 par value per share ("Common Stock"), payable in cash on February 21, 2005 to stockholders of record on January 20, 2005. The Board explained that the dividend was declared because the Company currently has cash in excess of its capital expenditure, expansion and other cash flow requirements for the balance of the current fiscal year. The Board will review its dividend policy from time to time and may consider special dividends in the future should conditions be favorable.

In addition, the Company's Board has set March 18, 2005 as the date of a special meeting of stockholders of the Corporation for stockholders of record of its Common Stock as of January 20, 2005, to consider for approval the adoption of the Corporation's 2005 Stock Incentive Plan with respect to an aggregate of 200,000 shares of the Corporation's Common Stock underlying incentives granted under said Plan.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation or deflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.